SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 4)

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Filed by a Party other than the Registrant ☐

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☐  Definitive Proxy Statement
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CDEX INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CDEX INC.
4555 South Palo Verde Road
Suite 125
Tucson, Arizona 85714

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear CDEX Inc. Stockholders:

You are cordially invited to attend the fiscal year 2010 Annual Meeting of Stockholders to be held at the Holiday Inn Hotel and Suites Tucson Airport-North 4550 South Palo Verde Road, Tucson, AZ 85714, on Thursday August 18, 2011, at 9:00 AM, for the following purposes:

(i)	To elect new Directors to the Board;

(ii)	To ratify the appointment of S.E. Clark and Co. as the Company’s independent registered public accounting firm for the fiscal years ending October 31, 2011 and 2012,

(iii)	To approve an amendment to our Certificate of Incorporation to increase the number of shares of Common Stock that we are authorized to issue from 100,000,000 shares to 300,000,000 shares; and

(iv)	To transact such other business as may properly come before the meeting or any adjournments thereof.

During the meeting we will review the results of the fiscal year ended October 31, 2010, and report on significant aspects of our operations during fiscal year 2011.

The Board of Directors has fixed June 22, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

Pursuant to Securities and Exchange Commission regulations, the Company’s Proxy Statement and Annual Report on Form 10-K for the fiscal year ended October 31, 2010 are available online at https://materials.proxyvote.com/12507E

We would appreciate your following the voting instructions contained on your proxy card or completing, signing, dating and returning to the Company the enclosed proxy card in the envelope provided at your earliest convenience.  If you decide to attend the meeting, you may, of course, revoke your proxy and vote your own shares.

IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO FOLLOW THE VOTING INSTRUCTIONS CONTAINED ON YOUR PROXY CARD OR COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES WILL BE REPRESENTED.

By Order of the Board of Directors,

Jeffrey K. Brumfield
Chairman

                 , 2011
Tucson, Arizona

CDEX INC.
4555 South Palo Verde Road
Suite 125
Tucson, Arizona 85714

PROXY STATEMENT

This Proxy Statement is furnished by and on behalf of the Board of Directors (the “Board”) of CDEX Inc. (the “Company”) in connection with the solicitation of proxies for use at the fiscal year 2010 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at 9:00 AM, local time, August 18, 2011, at the Holiday Inn Hotel and Suites Tucson Airport-North 4550 South Palo Verde Road Tucson, AZ 85714, and at any adjournments thereof.  The Notice of Annual Meeting of Stockholders, this Proxy Statement, and the form of proxy will be first mailed on or about July 7, 2011 to the stockholders of the Company (the “Stockholders”) of record on the Record Date (as defined below).

THE BOARD OF DIRECTORS URGES YOU TO FOLLOW THE VOTING INSTRUCTIONS CONTAINED ON YOUR PROXY CARD OR COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

SHARES ENTITLED TO VOTE

Each valid proxy given pursuant to this solicitation that is received in time for the Annual Meeting and not revoked will be voted with respect to all shares represented by it and will be voted in accordance with the instructions, if any, given in the proxy.  If instructions are not given in the proxy, it will be voted (i) for the election as Directors of the nominees listed in this Proxy Statement; (ii) for ratification of the appointment of S.E. Clark and Co. as the Company’s independent registered public accounting firm for the fiscal years ending October 31, 2011 and 2012; (iii) to approve an amendment to our Certificate of Incorporation to increase the number of shares of Common Stock that we are authorized to issue from 100,000,000 shares to 300,000,000 shares and (iv) in accordance with the best judgment of the proxy holders on any other matter that may properly come before the meeting.  The submission of a signed proxy will not affect a Shareholder’s right to attend and to vote in person at the Annual Meeting. Stockholders who execute a proxy may revoke it at any time before it is voted by filing a written revocation with the Secretary of the Company at the following address: CDEX Inc., 4555 South Palo Verde Road, Suite 123, Tucson, Arizona 85714, Attn: Board of Directors; executing a proxy bearing a later date; or attending and voting in person at the Annual Meeting.

Only Stockholders of record as of the close of business on June 22, 2011 (the “Record Date”), will be entitled to vote at the Annual Meeting.  As of the close of business on the Record Date there were [____________] shares of Common Stock and [6,675] shares of Series A Preferred Stock outstanding.  Each share of Common Stock is entitled to one vote on all matters presented for Stockholder vote. Each share of Series A Preferred Stock is entitled to vote on an as-converted basis with the common stock on all matters presented for Stockholder vote. As of the Record Date, the Series A Preferred Stock outstanding was convertible into 398,504 shares of Common Stock. The affirmative vote of a plurality of the votes of the shares of Common Stock and Series A Preferred Stock, voting together as a single class, duly cast, will be required to elect the directors and the affirmative vote of a majority of the votes of the shares of Common Stock and Series A Preferred Stock, voting together as a single class, duly cast, will be required to ratify the appointment of the Company’s independent auditor and to amend the Corporation's Certificate of Incorporation.

According to the Bylaws of the Company (the “Bylaws”), the holders of a majority of the shares entitled to vote at the Annual Meeting must be present in person or be represented by proxy to constitute a quorum and to act upon proposed business.  If a quorum is not present or represented by proxy at the Annual Meeting, the meeting will be adjourned and the Company will be subjected to additional expense.  If a quorum is present or represented by proxy at the Annual Meeting, the Bylaws provide that the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting will decide the corporate action taken unless a different vote is required by Nevada law, the Articles of Incorporation or the Bylaws.

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.  Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether the matter has been approved by the Stockholders, abstentions have the same effect as negative votes for each proposal other than the election of directors.  Broker non-votes are not deemed to be present or represented for purposes of determining whether Stockholder approval of that matter has been obtained, but they are counted as present for purposes of determining the existence of a quorum at the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board currently consists of five members, Jeffrey K. Brumfield, Brian M. Jenkins, Robert H. Foglesong, Frank E. Wren, and James G. Stevenson.  Messrs. Brumfield, Jenkins, Wren, Dr. Stevenson and Gen. Foglesong (US Air Force Ret.) are seeking approval to serve as Directors until the Annual Meeting of Stockholders in the year each term expires, as set forth below, and until their successors have been duly elected and qualified or until their earlier death, resignation or removal.  As disclosed in a Form 8-K filed December 4, 2007, the Company’s Bylaws were amended and restated on November 27, 2007 to provide for three-year terms for the directors to achieve continuity in the oversight of the Company.  The Company did not have stockholder meetings in 2009 and 2010 and is presenting the terms here on a retroactive basis as if the Director’s slate was presented in those years.

In August 2009, four former employees and one former contractor (the “Claimants”) filed demands for arbitration with the American Arbitration Association related to deferred wages of approximately $89,000 and to the ownership of certain equipment.  A decision was issued by the Arbitrator which the Company received on June 11, 2010.  The decision awarded the Claimants three times their deferred wages, plus attorney fees, totaling approximately $270,000.

This arbitration decision created a financial strain on the Company and as such the Board of Directors was forced to find new sources of financing.

On or about August 11, 2010, at the invitation of the then sitting Board of Directors, the Company received an offer for financing from PEMCO, LLC, College Health and Investment LP, and Messrs. Peter Maina, Robert Stewart, Scott A. Newby, Thomas Payne and Milt Datsopoulos. Of these, PEMCO LLC and Messrs. Maina, Stewart, Newby, Payne and Datsopoulos were investors in the Company.  Part of the terms in their offer required a change to both the management of the Company and its Board of Directors.  The offer presented to the board was a new agreement which granted exclusive distribution rights within the United States for all products developed by the Company for applications specifically related to the field of Oncology to various parties for a period of five years in exchange for cash (“Oncology Distribution Agreement”).

The Board seated at that time determined that the terms of the financing offer as presented were in the best interests of both the Company and its stockholders and as such at a Board of Directors meeting held August 28, 2010 the Board agreed to the terms of the Oncology Distribution Agreement and appointed as new members of the Board Messrs. Jeffrey K. Brumfield, Frank E. Wren, Brain Jenkins, Thomas Payne and Robert H. Foglesong.  Subsequently, Messrs. Carmen J. Conicelli, Jr., Donald W. Strickland, Gregory Firmbach and George Dials resigned from their positions on the Board of Directors.  Mr. Strickland resigned from his position as the Company's Chief Executive Officer and Mr. Firmbach resigned from his position as President.  The newly seated Board elected Jeffrey K. Brumfield as the Chairman of the Board and Chief Executive Officer.  Subsequent to this, effective December 11, 2010, Thomas Payne resigned from the CDEX Board of Directors and effective December 15, 2010 James G. Stevenson, Pharm.D. joined the CDEX Board of Directors.

The Company has executed the Oncology Distribution Agreement and has received a total of $483,500 in exchange for the exclusive distribution rights granted under the Agreement.  Subsequent to the 2010 fiscal year end, two investors, College Health and Investment LP and Thomas Payne, representing $100,000, withdrew from the Agreement. The signatories to the Agreement are PEMCO, LLC, Messrs. Maina, Stewart, Newby and Datsopoulos. It is believed that none of these individual investors beneficially control 5% or more of the Company’s outstanding stock.

Additionally, in September 2010, the Company’s new management renegotiated the arbitration award with the Claimants, whereby approximately $50,000 of the award was converted into two-year non-interest bearing notes with monthly payouts, and whereby approximately $190,000 of the award was converted into 10% convertible notes due February 2012.

This change of Board membership did not impact stockholders rights or positions. The new Board members are in compliance with their filings as required by Section 16(a) of the Exchange Act.

Each nominee has consented to serve as a director of the Company if elected.  If, at the time of the Annual Meeting, any of the nominees are unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy card will be exercised to vote for a substitute candidate designated by the Board.  The Board has no reason to believe that any of the nominees will be unable or will decline to serve as a director.

NOMINEES FOR DIRECTOR

The nominees for election to serve for a three-year term are:

Name	Age	Position(s)	Term

Jeffrey K. Brumfield	50	Chairman of the Board and CEO	2011-2014

Brian M. Jenkins	68	Director	2010-2013

Robert H. Foglesong	65	Director	2009-2012

Frank E. Wren	52	Director	2009-2012

James G. Stevenson	54	Director	2011-2014

Jeffrey K. Brumfield, has been our Chairman of the Board of Directors and Chief Executive Officer since August 30, 2010.  Mr. Brumfield has been self employed running various businesses since 1982. Mr. Brumfield has owned and operated retail operations in the high end men’s fashion industry for roughly eight years with overall retail experience of around ten years.  Mr. Brumfield has been in the real estate industry since 1991 where he has owned and operated a full service real estate and mortgage firm. Mr. Brumfield has owned a real estate development firm, a construction company that built custom and spec homes, as well as skate parks. Mr. Brumfield has been on the Board of Directors for the Boys and Girls Clubs of the greater San Diego area, and has received many philanthropic awards in connection with the Boys and Girls club. Mr. Brumfield has been an investor in CDEX since 2004.  On December 29, 2010, Mr. Brumfield filed a voluntary petition in the United States Bankruptcy Court for the Southern District of California seeking relief under the provisions of Chapter 7 of Title 11 of the United States Code due to personal circumstances unrelated to the Company..

Qualifications: Mr. Brumfield’s qualifications to serve on our Board include over two decades of business and operational experience in retail, mortgage and real estate industries. His thorough and extensive knowledge of our operations, values and culture as well as a deep understanding of the issues and complexities we face at each level of our business units makes Mr. Brumfield a valuable and qualified nominee with critical analytical, strategic and risk assessment skills.

 Brian M. Jenkins was appointed to serve as a director of the Company in August 2010.  Mr. Jenkins initiated the RAND Corporation’s research program on international terrorism in 1972.  He currently serves as Senior Advisor to the President of RAND.  From 1989 to 1998, Mr. Jenkins was the Deputy Chairman of Kroll Associates, an international investigative and consulting firm.  Before that, he was Chairman of RAND’s Political Science Department from 1986 to 1989 and from 1972 to 1989, he also directed RAND’s research on political violence.  Mr. Jenkins has a B.A. in Fine Arts and a Masters Degree in History, both from UCLA.  He studied at the University of Guanajuato in Mexico and in the Department of Humanities at the University of San Carlos in Guatemala where he was a Fulbright Fellow and recipient of a second fellowship from the Organization of American States.

Qualifications: Mr. Jenkins’ qualifications to serve on our Board include his over 30 years of business, operational and executive management experience.  Mr. Jenkins’s extensive experience permits him to contribute valuable strategic management and risk assessment insight to CDEX.

Robert H. “Doc” Foglesong has been a Director of CDEX since August 30, 2010.  General Foglesong is the President and Executive Director of the Appalachian Leadership and Education Foundation since 2006, of which he was the founder. The Foundation is a non-profit whose mission is to identify, mentor, and enable young men and women from Appalachia who are academically agile, have demonstrated leadership qualities, and are financially challenged to become the next “greatest generation” of leaders for our Nation.  General Foglesong was also President of Mississippi State University from 2006 to 2008 and a from 2002 to 2005 was a four star general in the United States Air Force where he served in several command positions.  He has accumulated over 35 years of public service running large, diverse organizations around the globe.  General Foglesong has a PhD in Chemical Engineering, numerous publications and many military and civilian awards. General Foglesong serves on the Boards of Michael Baker Corp. (BKR) where he serves on the Governance committee; and Stark Aerospace Corp. (a privately held company).

Qualifications: General Foglesong is an experienced leader. He made a career in the military managing people and budgets, developing and implementing strategic plans in large diverse organizations, and protecting and promoting the welfare of Americans at home and abroad. General Foglesong’s combined experience in safety performance and public policy matters and his involvement in developing leaders in Appalachia provides CDEX with valuable insight.

Frank E. Wren was appointed to serve as a Director of the company in August 2010. Mr Wren comes to the Company with 11 years with the Atlanta Braves and his third as the Club’s executive Vice President and General Manager. He was named to his current post on October 11, 2007. Mr. Wren started his professional baseball career as a center fielder in Montreal’s minor league system in 1977. He reached the Double-A level before retiring in 1982 and coached in the Expos’ system from 1981 to 1984.  Mr. Wren serves on the board of Landmark Christian Schools and he has co-hosted the Southwest Christian Hospice – Jim Beauchamp Memorial Golf Tournament since 2008. Mr. Wren is also a board member of the Foundation of Molecular Medicine, which helps fund research in mitochondrial diseases. Mr. Wren was inducted into the Northeast High School Athletic Hall of Fame in January 2009 and the Lakota High School Hall of Fame in March 2009.

Qualifications: Mr. Wren’s qualifications to serve on our Board include his over 30 years of business, operational and executive management experience.  Mr. Wren’s extensive experience permits him to contribute valuable management leadership of CDEX.

James G. Stevenson was appointed to serve as a Director of the Company on December 15, 2010. Dr. Stevenson received his BS Pharmacy and PharmD degrees from Wayne State University.  Since 1999, Dr. Stevenson has been the Director of Pharmacy Services at the University of Michigan Health System and Professor and Associate Dean for Clinical Sciences at the University of Michigan College of Pharmacy.  From 1998 to 1991, Dr. Stevenson served as Director of Pharmacy Services at West Virginia University Hospitals and from 1991 to 1999 was the Director of Pharmacy Services for the 8-hospital Detroit Medical Center/Wayne State University.  He received Pharmacist of the Year awards from both the Michigan Society of Health-system Pharmacists and the Michigan Pharmacists Association.  He received the Distinguished Alumnus Award from the Wayne State University Pharmacy Alumni Association and the Joseph Oddis Leadership Award by MSHP.  He recently completed a term of service on the Board of Directors of the American Society of Health-system Pharmacists and is the recipient of the 2010 John W. Webb Lecture Award.  Dr. Stevenson serves as the medication safety section editor for the Joint Commission Journal on Quality and Patient Safety.  His research interests are in pharmacy practice management, pharmacoeconomics, and medication safety.

Qualifications: Dr. Stevenson’s qualifications to serve on our Board include his entire professional career in hospital pharmacy services.  It is the area of pharmacy services which is the targeted client focus for our G4 ValiMed product, which gives Dr. Stevenson valuable insight into that industry and which makes Dr. Stevenson a valuable director.

The Board recommends that the Stockholders vote FOR the election of the nominees named above as directors of the Company.

CORPORATE GOVERNANCE

Committees of the Board of Directors

In 2007, the Company’s Board of Directors formed and approved Charters for its Audit Committee, Executive Compensation Committee, and Corporate Governance and Nominating Committee.  The Audit Committee has reviewed the subsequent 10-Ks and 10-KSBs each fiscal year and conducted periodic reviews of the Company’s financial structure.  Robert H. Foglesong (Chair), Jeffrey K. Brumfield and Frank E. Wren are members of the Audit Committee. CDEX does not have a financial expert on the Audit Committee.  Frank E. Wren (Chair), Jeffrey K. Brumfield and James G. Stevenson are members of the Executive Compensation Committee and Jeffrey K. Brumfield (Chair) , Robert H. Foglesong and Brain M. Jenkins are  members of the Corporate Governance and Nominating Committee. The Company is not required to maintain such committees under the rules applicable to it, because its shares are quoted on the over the counter bulletin board (“OTCBB”) and are not listed or quoted on a national securities exchange or national quotation system.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee considers candidates for Board membership, including those suggested by stockholders, applying the same criteria to all candidates. Any such recommendations should provide whatever supporting material the stockholder considers appropriate, but should at a minimum include such background and biographical material as will enable the Nominating Committee to make an initial determination as to whether the nominee satisfies the criteria for directors.

If the Corporate Governance and Nominating Committee identifies a need to replace a current member of the Board, to fill a vacancy in the Board or to expand the size of the Board, the Committee considers candidates from a variety of sources. The process followed to identify and evaluate candidates includes meetings to evaluate biographical information and background material relating to candidates, and interviews of selected candidates by members of the Board. Recommendations of candidates for inclusion in the Board slate of director nominees are based upon criteria including business experience and skills, distinction in their activities, judgment, the ability to commit sufficient time and attention to Board activities and the absence of potential conflicts with CDEX’ interests. While the Corporate Governance and Nominating Committee does not have a formal diversity policy for Board membership, the Committee seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Corporate Governance and Nominating Committee considers, among other factors, diversity with respect to viewpoint, skills, experience and community involvement in its evaluation of candidates for Board membership.

After completing interviews and the evaluation process, the Corporate Governance and Nominating Committee makes a recommendation to the full Board as to persons who should be nominated by the Board. The Board determines the nominees after considering the recommendations and report of the Corporate Governance and Nominating Committee and such other evaluations as it deems appropriate.

Director Independence

As the Company is quoted on the OTCBB it is not subject to any director independence requirements. With the exception of Mr. Brumfield, all of the Company's Board of Directors consist of "independent" directors as independence is defined by the applicable rules of the SEC and the Financial Industry Regulatory Authority (“FINRA”).

Board Meetings

During the last fiscal year ended October 31, 2010, the Board of Directors held twelve meetings.  The Board also took action by unanimous written consent in lieu of meetings.  Each of the directors is encouraged to attend meetings scheduled and all of the directors attended at least 75% of the meetings of the Board and of the committees on which he served in the aggregate.

Code of Business Conduct and Ethics

We have adopted a corporate code of ethics.  We believe our code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct, provide full fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code.  A copy of our corporate code of ethics may be obtained, without charge, upon written request to: 4555 South Palo Verde Road, Suite 123, Tucson, Arizona, 85714.  A copy of our code of ethics was included under Item 9 of our Form 10-KSB filed with the SEC on February 13, 2008.  These filings may be viewed online at www.sec.gov.

Policy on Board of Directors Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Board of Directors pre-approves all audit and non-audit financial services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services.  The Company’s independent auditors may be engaged to provide non-audit services only after the appointed auditor has first considered the proposed engagement and has determined in each instance that the proposed services are not prohibited by applicable regulations and the auditors’ independence will not be materially impaired as a result of having provided these services.  In making this determination, the Board of Directors takes into consideration whether a reasonable investor, knowing all relevant facts and circumstances would conclude that the directors’ exercise of objective and impartial judgment on all issues encompassed within the auditors’ engagement would be materially impaired.

Board Role in Risk Oversight

Our Board of Directors, in exercising its overall responsibility to oversee the management of our business, considers risks generally when reviewing the Company’s strategic plan, financial results, merger and acquisition related activities, legal and regulatory matters and its public filings with the Securities and Exchange Commission. The Board’s risk management oversight includes full and open communications with management to review the adequacy and functionality of the risk management processes used by management. In addition, the Board of Directors uses its committees to assist in its risk oversight responsibility as follows:

The Audit Committee assists the Board of Directors in its oversight of the integrity of the financial reporting of the Company and its compliance with applicable legal and regulatory requirements. It also oversees our internal controls and compliance activities. The Audit Committee periodically discusses policies with respect to risk assessment and risk management, including appropriate guidelines and policies to govern the process, as well as the Company’s major financial and business risk exposures and the steps management has undertaken to monitor and control such exposures. It also meets privately with representatives from the Company’s independent registered public accounting firm.

The Executive Compensation Committee assists the Board of Directors in its oversight of risk relating to the Company’s assessment of its compensation policies and practices.

Leadership Structure

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. Pursuant to the Company’s amended and restated bylaws, the Board in its discretion may elect a Chairman from among its members. The Board has determined that having the Company’s Chief Executive Officer serve as Chairman of the Board is in the best interest of the Company at this time.

OWNERSHIP OF SHARES

Security Ownership of Certain Beneficial Owners

The following table sets forth the stock ownership as of June 8, 2011 of: (i) each person known by us, as of the date of this report, to be the beneficial owner of five percent (5%) or more of our common stock, (ii) each executive officer and director, individually, and (iii) our executive officers and directors as a group. Each person has sole voting and investment power with respect to the shares shown, unless otherwise indicated.

Name And Address Of Beneficial Owner	Position	Amount Of Beneficial Ownership		Percent Of Class (1)

Gemini Master Fund, Ltd.	Investor	9,182,513	(9)	9.27%

Mr. Jeffery K. Brumfield	Executive Officer and Director	9,113,970	(3)	9.21%

Malcolm H. Philips, Jr.	Investor	8,113,987	(2)	8.20%

Frank E. Wren	Director	886,364	(4)	*

Stephen A. McCommon	Executive Officer	150,000	(5)	*

Robert H. Foglesong	Director	513,151	(6)	*

Brian M. Jenkins	Director	498,865	(7)	*

James G. Stevenson	Director	370,649	(8)	*

All directors and officers as a group (6 persons)		11,532,999
(1)
Computed based upon the total number of shares of Class A common stock, shares of common stock underlying options and shares of common stock underlying warrants held by that person that are exercisable within 60 days of June 8, 2011.

(2)
Based on form 4 filed on April 29, 2009 and information known by the Company, represents 8,113,987 shares of Class A common stock held by entities in which Mr. Philips has a controlling interest.  Mr. Philips also holds an aggregate of $444,982.53 in principal amount of convertible debentures (“Debentures”) issued to Mr. Philips by the issuer which are convertible into shares of common stock at a conversion price of $0.05 a share for $100,767.65 and $0.08 a share on the remainder.  The number of shares of Common Stock into which the Debentures are convertible at any point in time is limited, pursuant to the terms of such instruments, to that number of shares of Common Stock which would result in the Reporting Persons having beneficial ownership of 4.9% of the total issued and outstanding shares of Common Stock (the "Ownership Limitation").  The Reporting Persons disclaim beneficial ownership of any and all shares of Common Stock that would cause any Reporting Person's beneficial ownership to exceed the Ownership Limitation.  Therefore, the Debentures are not currently convertible or exercisable.

(3)
Based on form 5 filed on January 28, 2010 this represents 5,113,970 shares of Class A common stock and based on information from Form 8-K Current Report filed on January 31, 2011,4,000,000 options exercisable within 60 days of June 8, 2011.

(4)	Based on form 4 filed on May 23, 2011, this represents 886,364 shares of Class A common stock.
(5)
Based on information known by the Company, represents 150,000 options exercisable within 60 days of June 8, 2011 and 386,885 shares underlying convertible notes convertible within 60 days of June 8, 2011.

(6)	Based on form 4 filed on May 23, 2011, this represents 513,151 shares of Class A common stock.
(7)	Based on form 4 filed on May 23, 2011, this represents 498,865 shares of Class A common stock.
(8)	Based on form 4 filed on May 23, 2011, this represents 370,649 shares of Class A common stock.
(9)
Based on information contained in a report on Schedule 13G filed with the SEC on June 9, 2011:  The address of Gemini Master Fund, Ltd. (“Gemini”) is One Market Plaza, Stuart Street Tower, Suite 2700, San Francisco, CA 94105.  All of the reported are owned directly by Gemini Master Fund, Ltd.  Gemini Strategies, LLC is the investment manager of Gemini Master Fund, Ltd., and Steven Winters is the sole managing member of Gemini Strategies, LLC.  Gemini Strategies, LLC and Steven Winters expressly disclaims any equitable or beneficial ownership of such securities. The Reporting Persons own a total of 9,182,513 shares of Common Stock, all of which are owned of record by Gemini Master Fund, Ltd. (“Gemini”).  Gemini also holds (i) an aggregate of $785,237.42 in principal amount of convertible debentures (“Debentures”) issued to Gemini by the issuer which are convertible into shares of common stock at a conversion price of $0.05, and (ii) 8,000,000 shares of Common Stock issuable upon exercise of a warrant originally issued to Gemini on or about June 25, 2008 and amended on April 29, 2011 (“Warrant”).  The number of shares of Common Stock into which the Debentures are convertible and the Warrant is exercisable at any point in time is limited, pursuant to the terms of such instruments, to that number of shares of Common Stock which would result in the Reporting Persons having beneficial ownership of 4.9% of the total issued and outstanding shares of Common Stock (the "Ownership Limitation").  The Reporting Persons disclaim beneficial ownership of any and all shares of Common Stock that would cause any Reporting Person's beneficial ownership to exceed the Ownership Limitation.  Therefore, the Debentures and Warrant are not currently convertible or exercisable.

.
EXECUTIVE COMPENSATION

The following table discloses for the periods presented the compensation for the persons who served as our Chief Executive Officer and our two most highly compensated other executive officers (not including the Chief Executive Officer) or significant employee whose total individual compensation exceeded $100,000 for the fiscal years October 31, 2010 and 2009 (the "Named Executives"):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary		Option Awards (4)	Total

Jeffrey K. Brumfield (1)	2010	$18,462		-	$18,462
Chief Executive Officer and	2009	N/A		N/A	N/A
Chairman of the Board of Directors

Donald W. Strickland (2)	2010	$22,846		$31,432	$54,278
Former Chief Executive Officer	2009	$-		$-	$-

Malcolm H. Philips, Jr. (3)	2010	$19,440		$6,900	$26,340
Former Chief Executive Officer	2009	$141,231	(5)	$9,506	$150,737

(1)	Mr. Brumfield was appointed to his position of Chief Executive Officer and Chairman of the Board on August 30, 2010
(2)	Mr. Strickland was the Company’s Chief Executive officer from April 19, 2010 to August 30, 2010.
(3)	Mr. Philips was the Company’s Chief Executive officer from June 11, 2007 to April 19, 2010.
(4)
The amounts included in the "Option Awards" column represent the aggregate fair value of awards computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation (disregarding forfeiture assumptions).  The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation.  For a discussion of valuation assumptions, see Note 8 of our 2010 Financial Statements.  In April 2010, the Company granted 360,000 options to Mr. Strickland. Additionally, in June 2010, the Company modified all outstanding non-performance-based options to employees and active consultants to adjust the exercise prices to $0.0515 per share and to extend the life of the options to 10 years. The amounts reported for the fiscal year 2010 include the incremental fair value computed as of the modification date in accordance with FASB ASC Topic 718, with respect to the modified awards.  During fiscal year 2009, the company modified performance options previously awarded to all employees and active consultants.  The amounts reported for the fiscal year 2009 include the incremental fair value computed as of the modification date in accordance with FASB ASC Topic 718, with respect to the modified awards.  The details of the modification are: in October 2008, performance options were granted to all employees and active consultants where 40% of the options would vest if the Company reported positive cash flow from operations for any one quarter and 60% of the options would vest if the Company reported positive cash flow from operations for two consecutive quarters before April 30, 2010. The exercise price of the options was $0.17 per share, the closing market price of the Company’s stock on the date of grant.  In January 2009, the exercise price of all performance options was reset to $0.09 per share, the closing market price of the Company’s stock on the date the reset was approved by the Company’s Board of Directors.  In June 2009, the performance goal date of the performance options for all employees and active consultants was moved from April 30, 2010 to July 31, 2010. Additionally, options granted to Mr. Philips were reduced from 175,000 shares to 150,000 shares.

(5)	During fiscal year 2009, Mr. Philips deferred $141,231 of his salary.

EMPLOYMENT AGREEMENTS

Effective January 21, 2011, the Company entered into an employment agreement with Mr. Brumfield. The agreement provides for an annual salary of $120,000 and the award of 8,000,000 stock options. The options are to vest ½ on the effective date of the agreement and, subject to the attainment of certain performance objectives, ½ over the next six years.

Effective June 11, 2007, the Company entered into an employment agreement with Mr. Philips whereby Mr. Philips became the CEO and President. The agreement provides for an annual salary of $180,000. The agreement provides for an award of 350,000 stock options with an exercise price as the fair market value of the shares on June 11, 2007. These options vested on June 11, 2008 and terminate five years after the grant date. Effective February 1, 2008, the Board of directors increased Mr. Philips' annual salary to $240,000. Effective June 1, 2009, Mr. Philips amended his employment agreement such that in Mr. Philips’ sole discretion he has elected to take no salary until economic conditions warrant. Effective February 10, 2010, the Company entered into a contract with Mr. Philips where Mr. Philips resigned as an employee and was engaged as a consultant of the Company to continue in his role as the Company’s CEO until the Company finds a replacement.  Effective April 19, 2010 Mr. Philips resigned his positions as a Director and as the Company’s Chief Executive Officer.

Effective April 19, 2010, the Board of Directors appointed Mr. Strickland as the Company’s Chief Executive Officer. Mr. Strickland has been a Director since February 3, 2006. Mr. Strickland’s employment agreement is renewable annually and includes a salary of $60,000 per year. Additionally, Mr. Strickland received 360,000 options to purchase shares of Class A common stock which vest 1/12 each month beginning on the 19th of May 2010 as long as the agreement is in effect. The exercise price of the options was the closing stock price of CDEX on the effective date. In addition, beginning on May 19, 2011 and continuing on the 19th day of each month thereafter, the Company agrees to provide to the Mr. Strickland 30,000 options to purchase shares of Class A common stock. The exercise price of these options shall be the closing price of the stock on the day of grant. Mr. Strickland will have two years from the date of termination or five years, whichever is earlier, to exercise the options granted under his employment agreement, irrespective of his employment status. Mr. Strickland resigned his position as Director and CEO effective of August 30, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table discloses unexercised options held by the Named Executives at October 31, 2010

	Option Awards
NAME	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date

Jeffrey K. Brumfield	-	-	-	-

Donald W. Strickland (2)	120,000	-	0.0515	07/17/2012
	140,000	-	0.0515	04/16/2013
	120,000	-	0.0515	08/30/2012

Malcolm H. Philips, Jr.	100,000	-	0.0515	04/19/2011
	350,000	-	0.0515	04/19/2011
	150,000	-	0.0515	04/19/2011

DIRECTORS COMPENSATION

The following table discloses our director compensation for the fiscal year ended October 31, 2010:

NAME	Stock Awards (1)

Robert H. Foglesong	$12,242	(2)

Brian M. Jenkins	$11,242	(3)

Frank E. Wren	$11,242	(4)

Thomas K. Payne	$12,242	(5)

(1)
The amounts included in the "Stock Awards" column represent the non-cash stock-based compensation cost on options recognized by the Company in the fiscal year 2010 related to stock option awards, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Notes 8 to our 2010 Financial Statements.

(2)	Represents 60,600 restricted Class A common stock grants to Gen. Foglesong to vest over six months all of which are outstanding at October 31, 2010.

(3)	Represents 43,314 restricted Class A common stock grants to Mr. Jenkins to vest over six months all of which are outstanding at October 31, 2010.

(4)	Represents 43,314 restricted Class A common stock grants to Mr. Wren to vest over six months all of which are outstanding at October 31, 2010.

(5)
Represents 60,600 restricted Class A common stock grants to Mr. Payne to vest over six months all of which are outstanding at October 31, 2010. Mr. Payne resigned as a Director on December 11, 2010 and has returned and cancelled the certificates representing these grants.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended October 31, 2010, none of our executive officers served on the board of directors or the compensation committee of any other company whose executive officers also serve on our Board of Directors or our Compensation Committee.

CERTAIN TRANSACTIONS
During fiscal 2010, the Company was a party to the following transactions with related parties:
•
During the three months ended January 31, 2010, the Company received $49,800 in proceeds under 12.0% 24 month convertible notes payable with an entity controlled by Malcolm H. Philips, Jr., our former CEO and an additional $15,150 in proceeds under similar convertible notes payable with Messrs. Carmen J. Conicelli, Jr. and George Dials, former Directors.  These notes are convertible at the option of the note holders into common stock and warrants.  The price for the stock and warrants in the conversion of these notes will be equal to the corresponding conversion price provided to Gemini Master Fund in the Gemini/ CDEX 12% Senior Convertible Note or Common Stock purchase Warrant, both originally issued on June 25, 2008 (incorporated by reference to the comparable exhibit filed with the registrant’s form 8-K filed with the SEC on June 30, 2008), or the best terms given to an investor during the twelve months following the note date, including warrants. However, the note holder shall only receive the best terms that do not result in a resetting of the conversion price or warrant exercise price of the Gemini Convertible Note or Common Stock Purchase Warrant.

•	During January 2010, Gemini converted a portion of its note payable and accrued interest in the amount of $50,000 into 1,000,000 Class A Common Shares, or approximately $0.05 per share.

•
During February 2010, the Company entered into a Securities Purchase Agreement with its largest creditor, Gemini, and with three other investors including an entity controlled by Mr. Philips. Included in the agreement is the restructuring of the June 25, 2008 Senior Convertible Note held by Gemini where $1,151,100 of outstanding principal and accrued interest was capitalized into a new note bearing interest at 10% and convertible into Class A common stock at the rate of $0.05 per share for the first $800,000 of principal converted, and $0.08 per share for converted balances in excess of $800,000. The note matures on February 1, 2012, but has accelerated payment provisions and a contingent security interest, if certain financial milestones are not met.  Included in the restructuring was a $200,000 cash infusion from an entity controlled by Mr. Philips, for which the Company issued notes similar to the notes issued to Gemini.  Additionally, as a part of this restructuring, $247,115 of principal and accrued interest of existing Convertible Notes Payables held by an entity controlled by Mr. Philips were consolidated and exchanged for a new convertible note similar to that issued to Gemini.

•
During March 2010, Messrs. Conicelli and Dials and an entity controlled by Mr. Philips converted $25,462 principal and accrued interest of existing Convertible Notes Payables into new notes similar to that issued to Gemini in February 2010.

•
Effective August 20, 2010, the Company entered into an Exclusive Distribution Agreement and received a net of $383,500.  The Signatories to the Agreement are PEMCO, LLC, Messrs. Peter Maina, Robert Stewart, Scott A. Newby and Milt Datsopoulos.  The Agreement grants an exclusive United States distribution rights for all products developed by CDEX for application in the field of Oncology. The term of the Agreement is five (5) years from the Effective Date of the Agreement.  Mr. Thomas Payne, a former Director of the Company, and another entity initially invested $50,000 each and subsequent to October 31, 2010, withdrew their investments.

•	During August 2010, the Company’s CFO entered into an agreement with the Company transferring $28,782 of deferred wages into a notes payable similar to that issued to Gemini.

•
During the fourth quarter of fiscal year 2010, as a part of the Company’s Board of Director 2010 Compensation Plan, the Company granted 260,600 restricted Class A common shares each to its directors Robert H. Foglesong and Thomas Payne and 246,314 restricted Class A common shares each to its directors Frank E. Wren and Brian M. Jenkins.  Subsequent to October 31, 2010, because he did not fulfill his full term as a Director of the Company, Mr. Payne returned his shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires certain officers and directors of CDEX, and any persons who own more than ten-percent of the common stock outstanding to file forms reporting their initial beneficial ownership of shares and subsequent changes in that ownership with the SEC. Officers and directors of CDEX, and greater than ten-percent beneficial owners are also required to furnish us with copies of all such Section 16(a) forms they file. Based solely on a review of the copies of the forms furnished to us, we believe that during the fiscal year ended October 31, 2010 all section 16(a) filing requirements were met except that Robert H. Foglesong, Brian M. Jenkins, Frank E. Wren and Thomas K. Payne did not file Form 3s on a timely basis.  They have since filed all required Section 16(a) forms and are current in their filings.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

For fiscal years 2008-2010, S.E. Clark & Company, P.C. provided audit services to the Company that included examination of the Company’s annual financial statements. The Company’s Board of Directors has selected S.E. Clark and Co. to perform an audit of the financial statements of the Company for the fiscal years ending October 31, 2011 and 2012 in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The stockholders are being requested to ratify such selection at the Annual Meeting. No representative of S.E. Clark and Co. will attend the Annual Meeting to make a statement or to respond to stockholder questions.

The Board of Directors recommends a vote to ratify the appointment of S.E. Clark and Co. as the Company’s Independent Auditors.

Fees to Independent Registered Public Account Firm for Fiscal Years 2010 and 2009

The following is a summary of fees billed to us by S.E. Clark and Co., our independent registered public accounting firm, for professional services rendered for the fiscal years ended October 31, 2010 and 2009:

Description	2010	2009

Audit related fees	$23,900	$36,721
All other fees	500	675

Total	$24,400	$37,396

Policy on Board of Directors Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Board of Directors pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services.  The Company’s independent auditors may be engaged to provide non-audit services only after the appointed auditor has first considered the proposed engagement and has determined in each instance that the proposed services are not prohibited by applicable regulations and the auditors’ independence will not be materially impaired as a result of having provided these services.  In making this determination, the Board of Directors take into consideration whether a reasonable investor, knowing all relevant facts and circumstances, would conclude that the Directors’ exercise of objective and impartial judgment on all issues encompassed within the auditors’ engagement would be materially impaired.

PROPOSAL NO. 3

APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION

Economic conditions in 2008 and 2009 significantly impacted Company operations, causing the Company to implement a four phase restructuring plan. The first phase was to reduce expenses and focus on sales of ValiMed units and ongoing support for existing and new customers. The result is that average monthly operational expenses have decreased from approximately $200,000 to $80,000. The second phase was to restructure the Company’s short term notes and accounts payables into a two year convertible note. The result is that the Company’s short term debt of $3,125,003 on October 31, 2009 has been reduced to $526,734 as of October 31, 2010. The third phase was to restructure the Company’s sales strategy by implementing multiple financing options including leasing and “pay per use” structures. The fourth phase is to restructure the Company’s equity to cover its note obligations and create an investment structure supportive of additional financing. To accomplish this, the Company needs to increase the number of authorized shares of Common Stock from 100,000,000 shares to 300,000,000 shares and is asking stockholders to grant such approval.

In particular, in February 2010 and March 2010, the Company entered into a financing restructure transaction (the “February 2010 Financing”). Specifically, during February 2010, the Company entered into a Securities Purchase Agreement with its largest creditor, Gemini Master Fund, Ltd. (“Gemini”), and with three other investors including an entity controlled by Mr. Philips, our former CEO. Included in the agreement is the restructuring of the June 25, 2008 Senior Convertible Note held by Gemini where $1,151,100 of outstanding principal and accrued interest was capitalized into a new note bearing interest at 10% and convertible into Class A common stock at the rate of $0.05 per share for the first $800,000 of principal converted, and $0.08 per share for converted balances in excess of $800,000. The note matures on February 1, 2012, but has accelerated payment provisions and a contingent security interest, if certain financial milestones are not met.  Additionally as a part of the restructuring, the Common Stock Purchase Warrant issued on June 25, 2008 to Gemini was increased from 2,717,391 shares to 5,000,000 shares. Included in the restructuring was a $450,000 cash infusion consisting of $200,000 from an entity controlled by our former CEO and $250,000 from two other investors, for which the Company issued notes similar to that issued to Gemini.  Additionally, as a part of this restructuring, $247,115 principal and accrued interest of existing Convertible Notes Payables held by an entity controlled by our former CEO were consolidated and converted into a new convertible note similar to that issued to Gemini.

During March 2010, the Company, as a part of the February 2010 Financing, $200,695, $15,462 and $10,000 principal and accrued interest of existing Convertible Notes Payables held by three investors, two directors and an entity controlled by our former CEO, respectively, were converted into new convertible notes similar to that issued to Gemini. Also during March 2010, $832,126 of accounts payable balances were converted into new convertible notes similar to that issued to Gemini.

In August and September 2010, employees and former employees who are owed approximately $470,000 of deferred compensation, out of a total of $589,000, agreed to have their balances rolled into convertible notes payables similar to that issued to Gemini. This total includes $267,000 owed to Malcolm H. Philips, Jr. and $28,000 owed to our CFO.  The notes will bear interest at 10% and will be convertible into Class A common stock at the rate of $0.08 per share. The notes mature on February 1, 2012, but have accelerated payment provisions and a contingent security interest, if certain financial milestones are not met.

RESERVATIONS AGAINST AUTHORIZED STOCK

The following table discloses the reservations against authorized but unissued shares of the Company’s own stock as of June 8, 2011:

Table 1.
As of June 8, 2011
Common Stock

Authorized	100,000,000
Shares outstanding June 8, 2011	98,758,302
Authorized and unissued	1,241,698

Reservations Against Authorized Stock

Stock reserved for preferred stock	(398,504)
Subtotal of warrants issued	(9,248,174)
Subtotal of Issued but unexercised options	(10,310,000)
Stock reserved for convertible loans	(33,940,425)
Stock grants issuable under oncology agreement	(230,100)
Incentive plan remaining authorized grant shares	(2,455,427)
Stock reserved for unissued warrants	(862,283)
June 8, 2011 number of shares over subscribed	(56,203,215)

The following table discloses the reservations against authorized but unissued shares of the Company’s own stock with the anticipation of this proposal being approved:

Table 2.
June 8, 2011 number of shares over subscribed	(56,203,215)

Expected increase in authorized shares	200,000,000
Commitment to reserve under the oncology distribution agreement	(42,073,900)
Incentive Plan Remaining Authorized Grant Shares
Expected increase to options issuable under the Incentive Plan (1)	(2,800,000)
Expected number of shares available after approval	98,922,885

1 2,800,000 shares are expected to be issued under the Directors Compensation Plan with the assumption the all directors will take all their compensation in stock with an assumed stock price of $0.05 a share.

The increase in the number of authorized shares of Common Stock will permit the Company to reserve for issuance, or issue, shares of its Common Stock it will be obligated to reserve or issue but is unable to do so because of an insufficient number of authorized shares.  Further, upon approval, the additional shares would be available for issuance by the Board of Directors without the delay and expense of further stockholder approval at such time or times and for such proper corporate purposes as the Board may in the future deem advisable.  Shares of Common Stock and preferred stock convertible into shares of Common Stock or other equity securities of the Company may be issued if, and when, the Board determines it to be in the best interest of CDEX to do so, which may include issuances to (i) obtain funds through the sale of common or convertible preferred stock; (ii) purchase technology licensing fees; (iii) cover expenses associated with research and development; (iv) pay general and administrative costs; (v) acquire companies; (vi) create strategic alliances; (vii) reserve shares for the Stock Option Plans; or (viii) for other appropriate corporate purposes.  Unless required by applicable law, CDEX's Certificate of Incorporation or its By-Laws, it is not anticipated that the future vote of stockholders will be required prior to the issuance of Common Stock or convertible preferred stock.  Given the financial condition of the Company, the Company will need to raise capital prior to the end of the year.  In the event that the Company raises such capital through the issuance of shares of Common Stock or securities convertible into or exchangeable for such shares, the Company will use a portion of the shares authorized for that purpose.  The Company has no present intention or plans to issue shares of Common Stock for any purpose other than as described herein.

The availability of authorized but unissued shares of Common Stock might be deemed to have the effect of preventing or discouraging an attempt by another person to obtain control of the Company, because the additional shares could be issued by the Board of Directors, which could dilute the stock ownership of such person.  In addition, the Company's Certificate of Incorporation authorizes the issuance of "blank check” convertible preferred stock with the designations, rights and preferences as may be determined from time to time by the Board of Directors.  Accordingly, the Board of Directors is empowered, without stockholder approval, to issue convertible preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our Common Stock.  The issuance of convertible preferred stock could discourage, delay or prevent a change in control of the Company and also may have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company even though the transaction might be economically beneficial to the Company and its stockholders.  This proposal is not being proposed in response to a known effort to acquire control of the Company.

Effective August 20, 2010, the Company entered into an Oncology Exclusive Distribution Agreement (“Agreement”) and received a net of $383,500.  The signatories to the Agreement are PEMCO, LLC, Messrs. Peter Maina, Robert Stewart, Scott A. Newby and Milt Datsopoulos.  The Agreement grants exclusive United States distribution rights for all products developed by CDEX for application in the field of oncology. The term of the Agreement is five (5) years from the Effective Date of the Agreement.  Mr. Thomas Payne, a former Director of the Company, and another entity initially invested $50,000 each and subsequent to October 31, 2010, withdrew their investments.  Under the Agreement, the Company granted signatories exclusive distribution rights within the United States for all products developed by the Company for application in the field of oncology.  During the Exclusivity Term CDEX will not develop technology, products, or perform services for any third party in the field of oncology without the prior written consent of the signatories. Signatories may establish one or more companies to exploit their exclusive distribution rights as mutually agreed amongst the signatories. Appropriate distribution and product development agreements will be agreed upon by the Parties based on the circumstances and commercially reasonable terms. Decisions pertaining to the exploitation of exclusive distribution rights under this Agreement will be made based on the unanimous consent of the Signatories.

At any time during this Agreement the Company may terminate this Agreement by granting the Signatories shares of restricted Class A Common Stock of the Company. This Right of Termination is exercisable by the Company within five (5) business days following the close of any fiscal quarter (“Exercise Window”). The number of shares granted shall be calculated based on a conversion price of $.15 (“Termination Conversion Price”).The number of shares granted each Signatory will be equal to three times the dollar contribution divided by the Termination Conversion Price (“Share Grant Formula”). As an example, for a Signatory that contributed $50,000 that Signatory would receive 1,000,000 shares of stock: $150,000/$.15 = 1,000,000.

During any Exercise Window any Signatory may terminate their participation in this Agreement by receiving shares of restricted Class A Common Stock of the Company in accordance with the Termination Conversion Price and the Share Grant Formula as applied to that Signatory.  The Share Conversion Termination Rights in this Agreement can only be exercised if for the fiscal quarter preceding the applicable Exercise Window (i) the daily volume weighted average price (“ VWAP”)  exceeds $0.15 (“Threshold Price”), and (ii) the average number of shares of Common Stock traded per day during such quarter exceeds 250,000 (“Threshold Volume”) (such Threshold Price and Threshold Volume subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of the Purchase Agreement). Additionally, for each full fiscal quarter that a Signatory has contributed funding, the Signatory shall receive shares of restricted Class A Common Stock equal to 3% of the Signatory’s contribution funding. The number of shares of stock so granted will be based on a conversion price equal to the VWAP of the Company’s stock during the relevant quarter, but in no event less than $.05.

At any time during this Agreement, the Company may terminate this Agreement as regards any and all Signatories by paying such Signatories a cash payment equal to three (3) times their cash contribution.  Also, each Signatory that contributes funding prior to August 31st shall receive warrant coverage equal to 50% of their contribution. The exercise price of the warrants is $.25 and such warrants must be exercised within three (3) years from the date of grant.

The additional shares of Common Stock to be authorized by adoption of the amendment to the Certificate of Incorporation would have rights identical to the current issued and outstanding shares of Common Stock of the Company.  Adoption of the proposed amendment would not affect the rights of the holders of Common Stock.  Like existing holders, holders of shares of Common Stock issued following adoption of the proposed amendment would not be entitled to pre-emptive rights with respect to any future issuances of Common Stock or convertible preferred stock, and such issuances would reduce the proportionate ownership interest in CDEX that each holder had immediately prior to the issuance.  The Company has never paid a cash dividend on its Common Stock and does not anticipate paying cash dividends for the foreseeable future.  CDEX intends to reinvest any funds that might otherwise be available for the payment of dividends in further development of its business.

The table below discloses the balance of Notes Payable preceding the closing of the February 2010 Financing:

Table 3.

Gemini Master Fund, Ltd. 12% convertible1 note with warrant for 2,717,391 shares exercisable at $0.15 per share, includes accrued interest of $69,902	$1,151,100.32
IAM Investment Group (an entity controlled by CDEX' former CEO) - twelve 10% to 12% notes convertible2 into stock and warrants, includes accrued interest of $24,415	257,114.83
David Lax - five 12% notes convertible3 into stock and warrants, includes accrued interest of $4,955	67,705.27
Alan Davis & Berne Fleming - five 12% notes convertible3 into stock and warrants, includes accrued interest of $4,523	67,522.60
Pemco LLC - five 12% notes convertible1 into stock and warrants, includes accrued interest of $4,468	65,467.84
George M Cohen - three 12% notes convertible1 into stock and warrants, includes accrued interest of $7,541	62,840.89
Two members of the Board of Directors - three 12% notes convertible1 into stock and warrants, includes accrued interest of $312	15,462.14
$1,687,213.89

1 Per the amended transaction documents, at the time of the February Financing, $692,869.35 principal and interest were convertible into Class A Common Stock at a conversion price of $0.05 per share. The balance of the note and interest in excess of $692,869.35 were convertible into Class A Common Stock at a conversion price of $0.30 per share. Additionally, Gemini limits its ownership of CDEX stock to less than 4.9% of the outstanding stock ("Maximum Ownership Percentage").

2 All but two notes have conversion language described in note 3. Two notes with a total principal balance of $50,100 have the following conversion language: “At the option of the Investor, at any time within twelve months from the loan date, any portion of the loan and interest that has not been repaid can be converted to Class A Common stock of the Company at the lowest price given to any investor during the ninety (90) days proceeding [sic] and twelve (12) months following the Loan Date, including the addition of warrants if provided to that investor.”

3 At the option of the Holder, at any time that the Note is unpaid, Holder may convert the unpaid principal and interest of the Note to Class A common stock and, as noted below, warrants of the Company (“Conversion”).  The price for the Stock and Warrants in any such Conversion shall be equal to the corresponding conversion price provided to GEMINI MASTER FUND, LTD., a Cayman Islands company (“Gemini”), in the Gemini/CDEX 12% Senior Convertible note or Common Stock Purchase Warrant, both issued on June 25, 2008 (“June 25, 2008 Agreements”), or the best terms given to any investor during the twelve (12) months following the Effective Date. However, notwithstanding anything in this Note to the contrary, Holder shall only receive the best terms that do not result in a resetting of conversion or warrant prices or a penalty associated with the June 25, 2008 Agreements."

Additionally, preceding the close of the February 2010 Financing, the Company had commercial payables, judgments, deferred wages and accrued expenses that were ultimately converted into the February 2010 Financing that included the following balances:

Table 4
Hogan & Hartson, LLP	$448,736.64
Baxa, Corp	275,318.00
Malcolm Philips	268,844.86
Fifteen employees and former employees (1)	229,876.60
Hodgson Russ LLP	87,986.63
Dr. Wade Poteet	85,000.00
Law Firm	12,287.00
Individual Vendor	7,798.62
$1,415,848.35

1 Includes $28,782 owed to the Company’s CFO.

As a part of the February Financing, CDEX received $450,000 of additional funds to be included in the financing: $200,000 from an entity controlled by CDEX’ former CEO and $250,000 from two other investors.

As of February 15, 2011 the balances of the notes issued and reserves on authorized stock from the February 2010 Financing were:

Table 5.	Note Balance	Shares issuable upon conversion of notes
Gemini Master Fund, Ltd. 10% convertible note with warrant for 5,000,000 shares exercisable at $0.08 per share. Note is convertible as to $800,000 of principal at $0.05 per share, and as to $423,350 of principal and accrued interest at $0.08 per share.	$1,223,350	26,291,880	a
Malcolm H. Philips, Jr. and entities he controls - four 10% notes convertible into stock as to $178,695 of principal at $0.05 per share and as to $605,819 of principal and accrued interest at $0.08 per share.	784,514	11,146,637	a
Hogan & Hartson, LLPb - 10% notes payable convertible into stock at $0.08 per share	488,201	6,102,511
Baxa, Corpb - 10% notes payable convertible into stock at $0.08 per share.	299,531	3,744,136
David Laxb - two 10% notes convertible into stock as to $47,055 of principal at $0.05 per share and as to $246,642 principal and accrued interest at $0.08 per share.	293,697	4,024,123
Fifteen employees and former employees b -10% notes payable convertible into stock at $0.08 per share.	240,964	3,012,048
Pemco LLCa - two 10% notes convertible into stock as to $45,499 of principal at $0.05 per share and as to $81,263 principal and accrued interest at $0.08 per share.	126,762	1,925,776
Hodgson Russ LLPb - 10% notes payable convertible into stock at $0.08 per share.	95,725	1,196,558
Dr. Wade Poteetb - 10% notes payable convertible into stock at $0.08 per share.	88,889	1,111,113
Alan Davis & Berne Flemingb - a 10% note convertible into stock as to $46,928 of principal at $0.05 per share and as to $27,088 principal and accrued interest at $0.08 per share.	74,016	1,277,160
Law Firma - two 10% notes payable convertible into stock at $0.08 per share	13,368	167,095
Individual Vendorb - 10% notes payable convertible into stock at $0.08 per share	8,484	106,056
Two former members of the Board of Directorsb - two 10% notes convertible into stock as to 10,746 of principal at $0.05 per share and as to $6,203 principal and accrued interest $0.08 at per share.	16,949	292,459
	$3,754,450	60,397,552

a Noteholder elected to limit percentage of shares holder will own at any one time to 4.9% of the Company's outstanding stock ("Maximum Ownership Percentage"). As of the time of this filing noteholder owns or has rights to over 4.9% of the Company’s outstanding stock. As of February 15, 2011, the Company had 67,698,165 shares of stock outstanding, 4.9% of which is 3,317,210 shares.

b Noteholder elected to limit percentage of shares it will hold at any one time to 9.9% of the Company's outstanding stock. As of February 15, 2011, the Company had 67,698,165 shares of stock outstanding, 9.9% of which is 6,702,118 shares.

After the notes were originally issued, a number of noteholders have converted notes from the February 2010 Financing into the Company’s common stock. Below are the balances of the notes and reserves on authorized stock as of June 10, 2011:

Table 6.	Note Balance	Shares issuable upon conversion of notes
Gemini Master Fund, Ltd. 10% convertible note and 10.5% converitble note convertible at $0.05 per share.	$876,559	17,531,186
Malcolm H. Philips, Jr. and entities he controls - two 10% notes convertible into stock as to $100,768 of principal at $0.05 per share and as to $388,312 of principal and accrued interest at $0.08 per share.	489,580	6,875,505
Baxa, Corp - 10% notes payable convertible into stock at $0.08 per share.	184,923	2,311,540
David Lax - two 10% notes convertible into stock as to $19,973 of principal at $0.05 per share and as to $161,306 principal and accrued interest at $0.08 per share.	181,279	2,415,782
Thirteen employees and former employees - 10% notes payable convertible into stock at $0.08 per share.	205,040	2,563,000
Pemco LLC - two 10% notes convertible into stock as to $19,312 of principal at $0.05 per share and as to $58,928 principal and accrued interest at $0.08 per share.	78,240	1,122,849
Individual Vendor - 10% notes payable convertible into stock at $0.08 per share	8,730	109,128
Two former members of the Board of Directors - two 10% notes convertible into stock as to 4,561 of principal at $0.05 per share and as to $5,900 principal and accrued interest $0.08 at per share.	10,462	164,982
	$2,034,813	33,093,972

Release No. 34-15320 of the staff of the Securities and Exchange Commission requires disclosure and discussion of the effects of any stockholder proposal that may be used as an anti-takeover device. However, as indicated above, the purpose of the increase in authorized shares is to permit the Company to reserve for issuance, or issue, shares of its Common Stock it will be obligated to reserve or issue but is unable to do so because of an insufficient number of authorized shares. The actions are not intended to construct or enable any anti-takeover defense or mechanism on behalf of the Company. While it is possible that management could use the additional shares to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of the independent stockholders, the Company has no intent or plan to employ the additional unissued authorized shares as an anti-takeover device.

If approved by the stockholders, the amendment to the Certificate of Incorporation would become effective upon the filing of a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Nevada, which filing is expected to take place shortly after the Meeting.

The Board of Directors recommends a vote to approve the amendment to the Certificate of Incorporation.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

Any stockholder of the Company wishing to submit a proposal for action at the Company’s 2010 Annual Meeting of Stockholders and its 2011 Annual Meeting of Stockholders must provide a written copy of the proposal to the management of the Company at its principal executive offices not later than a reasonable time before the company begins to print and send its proxy materials and must otherwise comply with the rules and regulations of the Commission applicable to stockholder proposals.

ANNUAL REPORT

The Company’s 2010 Annual Report to Stockholders, which includes financial statements, is being made available to the Company’s Stockholders with this Proxy Statement.  The Annual Report is not part of the proxy soliciting material.  Both the Annual report on Form 10-K and the Proxy Statement are available online at https://materials.proxyvote.com/12507E.

AMENDMENT OF BYLAWS

NO STOCKHOLDER APPROVAL IS REQUIRED FOR THE AMENDMENT TO THE BYLAWS NOR ARE WE ASKING FOR YOUR APPROVAL OR PROXY WITH REGARD TO THESE CHANGES.

Pursuant to the Nevada Revised Statutes Section 78.120(2), the board of directors is given the power to:

“…adopt, amend or repeal any bylaw, including any bylaw adopted by the stockholders. The articles of incorporation may grant the authority to adopt, amend or repeal bylaws exclusively to the directors.”

Additionally, the Company’s Amended and Restated Certificate of Incorporation sets forth in Article VI that “… the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the Bylaws of the Corporation;” and the Company’s bylaws in Article IX states that the directors “shall have power to make, adopt, alter, amend and repeal, from time to time, the Bylaws of the Corporation.”

As provided by the foregoing, in October 2010 the Directors unanimously approved by written consent an amendment to the Bylaws of the Company lowering the required percentage of shares to appoint or remove a director, thereby making it easier for the stockholders to appoint or remove a director.

The bylaws previously read in Article III, Section 1(b) as follows:

“Except as may otherwise be provided herein or in the Articles of Incorporation, the members of the Board of Directors of the Corporation shall be elected at the first annual stockholders' meeting and at each annual meeting thereafter, unless their terms are staggered in the Articles of Incorporation of the Corporation or these Bylaws, by eighty percent (80%) of the votes cast at a meeting of stockholders, by the holders of shares entitled to vote in the election.”

The Directors approved an amendment to this section to lower the requirement of eighty percent (80%) to a plurality of stockholders voting.  The new Article III, Section 1(b) shall read as follows:

“Except as may otherwise be provided herein or in the Articles of Incorporation, the members of the Board of Directors of the Corporation shall be elected at the first annual stockholders' meeting and at each annual meeting thereafter, unless their terms are staggered in the Articles of Incorporation of the Corporation or these Bylaws, by a plurality of the votes cast at a meeting of stockholders, by the holders of shares entitled to vote in the election.”

Additionally, the Directors approved an amendment to Article III, Section 10 of the Bylaws.  Article III, Section 10 of the bylaws previously read as follows:

“Unless otherwise provided for by the Articles of Incorporation, one or more or all the Directors of the Corporation may be removed with or without cause at any time by a vote of eighty percent (80%) of the stockholders voting at a special meeting of the stockholders called for that purpose, unless the Articles of Incorporation provide that Directors may only be removed for cause, provided however, such Director shall not be removed if the Corporation states in its Articles of Incorporation that its Directors shall be elected by cumulative voting and there are a sufficient number of shares cast against his or her removal, which if cumulatively voted at an election of Directors would be sufficient to elect him or her. If a Director was elected by a voting group of stockholders, only the stockholders of that voting group may participate in the vote to remove that Director.”

The Directors approved an amendment to this section to lower the requirement of eighty percent (80%) to a seventy percent (70%) of stockholders voting.  The new Article III, Section 10 shall read as follows:

“Unless otherwise provided for by the Articles of Incorporation, one or more or all the Directors of the Corporation may be removed with or without cause at any time by a vote of seventy percent (70%) of the stockholders voting thereon, at a special meeting of the stockholders called for that purpose, unless the Articles of Incorporation provide that Directors may only be removed for cause, provided however, such Director shall not be removed if the Corporation states in its Articles of Incorporation that its Directors shall be elected by cumulative voting and there are a sufficient number of shares cast against his or her removal, which if cumulatively voted at an election of Directors would be sufficient to elect him or her. If a Director was elected by a voting group of stockholders, only the stockholders of that voting group may participate in the vote to remove that Director.”

The intent of these amendments to the bylaws is to make board membership less restrictive, allowing the stockholders more control over the make up of the board including both appointment and removal.

None of the above amendments to the bylaws require ratification by stockholders.

OTHER MATTERS

The Board does not know of any other matters to be presented at the Annual Meeting for action by Stockholders.  If any other matters requiring a vote of the Stockholders arise at the Annual Meeting or any adjournment thereof, however, it is intended that votes will be cast pursuant to the proxies with respect to such matters in accordance with the best judgment of the persons acting under the proxies.

The Company will pay the cost of soliciting proxies in the accompanying form.  In addition to solicitation by mail, certain officers and regular employees of the Company may solicit the return of proxies by telephone, telegram or personal interview.  The Company may request brokers and others to forward proxies and soliciting materials to the beneficial owners of Common Stock, and will reimburse them for their reasonable expenses in so doing.

A list of Stockholders entitled to be present and vote at the Annual Meeting will be available during the Annual Meeting for inspection by stockholders who are present.

If you cannot be present in person, you are requested to follow the voting instructions contained on your proxy card or complete, sign, date and return the enclosed proxy promptly.  An envelope has been provided for your convenience.

By Order of the Board of Directors,

Jeffrey K. Brumfield
Chairman

                , 2011
Tucson, Arizona

CDEX INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated [__________], 2011, and does hereby appoint Jeffrey K. Brumfield and Stephen A. McCommon, and either of them, with full power of substitution as proxy or proxies of the undersigned, to represent the undersigned and vote all shares of CDEX Inc. common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of CDEX Inc., to be held at Holiday Inn the Holiday Inn Hotel and Suites Tucson Airport-North 4550 South Palo Verde Road, Tucson, AZ 85714, at 9:00 a.m., local time, on [___________, 2011], and at any and all adjournment(s) thereof:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED NOMINEES AND PROPOSALS.

1.     Proposal 1:
The election as directors of the four nominees listed below to serve until the Annual Meeting of Stockholders of the Company in the year of the expiration of the term, as specified, or until their successors have been duly elected and qualified.

☐	FOR all nominees listed below (except as marked to the contrary).	☐	WITHHOLD AUTHORITY to vote for all nominees listed below.	☐	To withhold authority to vote for any individual nominee, write that nominee’s name in the space below.) _______________________

Name	Term	Name	Term
Jeffrey K. Brumfield	2011-2014	Frank E. Wren	2009-2012
Brian M. Jenkins	2010-2013	James G. Stevens	2011-2014
Robert H. Foglesong	2009-2012

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF S.E. CLARK AND CO., AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL 2011.

2.     Proposal 2:
Ratification of S.E. Clark and Co. to provide audit services to the Company that include the examination of the Company’s annual financial statements for fiscal years 2011 and 2012.

For ☐	Against ☐	Abstain ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE PROPOSED AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION.

3.     Proposal 3:
Completion of the final phase of the Company’s restructuring by approving the proposed amendment to the Company’s Certificate of Incorporation increasing the number of Authorized Shares of Common Stock from 100,000,000 shares to 300,000,000 shares.

For ☐	Against ☐	Abstain ☐

IF NO DIRECTION IS MADE TO WITHHOLD AUTHORITY TO VOTE FOR THE PROPOSALS ABOVE, THIS PROXY CARD WILL BE VOTED “FOR” SUCH PROPOSALS.

4.     In their discretion, the proxies are authorized to vote upon such other business as properly may come before the Annual Meeting and any adjournments thereof.  This proxy may be revoked at any time prior to the voting thereof.

(CONTINUED, AND TO BE SIGNED ON REVERSE SIDE)

(CONTINUED FROM THE OTHER SIDE)

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY

If any other business is properly presented at the Annual Meeting, this proxy card will be voted by the proxies in their discretion.  At the present time, the Board of Directors knows of no other business to be presented to a vote of the stockholders at the Annual Meeting.

Signature

Signature, if shares held jointly

Date
, 2011

Please sign exactly as your name appears hereon.  When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee, custodian or guardian, please give your full title. If the holder is a corporation or partnership the full corporate or partnership name should be signed by a duly authorized officer or partner, respectively.